Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2008 YEAR END RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 2, 2009 at 5:00 pm (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through March 2, 2009. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, February 2, 2009 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the year ended December 31, 2008:
•	Fourth Quarter and Year Ended 2008 Financial and Operating Highlights

Results of Operations	Three Months Ended Dec. 31		Year Ended Dec. 31
(Millions, except per share amounts and units)	2008	2007	2008	2007

Total revenue	$150	$197	$449	$583
Housing revenue	127	165	415	541
Housing gross margin — $	17	22	52	92
Housing gross margin — %	13%	13%	13%	17%
Total gross margin / (loss) — excluding impairments and write-offs	(4)	31	33	102
Impairment of housing and land inventory and write-off of option deposits	60	53	115	88
Impairment of investments in housing and land joint ventures	19	8	38	15
Net (loss) / income	(69)	(24)	(116)	16
(Loss) / earnings per share — diluted	$(2.58)	$(0.91)	$(4.33)	$0.58

Net new home orders (units)	98	104	729	735
Home closings (units)	230	272	750	839
Backlog of homes (units at end of period)	134	155	134	155
Average home selling price (per unit)	$557,000	$641,000	$562,000	$662,000
Lot sales (units)	548	1,265	616	1,328

*	Unit information includes joint ventures
•	Revenue for the year ended December 31, 2008 totaled $449 million, compared to $583 million for the year ended December 31, 2007. The company’s 2008 average selling price was $562,000 compared to $662,000 for the same period last year. The decrease is primarily due to a change in product mix and higher homebuyer incentives and/or reduced selling prices.
•	Net loss after taxes for the year ended December 31, 2008 was $116 million or a loss of $4.33 per share, compared to net income of $16 million or income of $0.58 per share for the year ended December 31, 2007.

•	The company recorded impairments of $97 million during the year ended December 31, 2008 on 2,326 owned lots, $18 million on the write-off of option deposits on 819 lots and $38 million on investments in equity accounted joint ventures.
•	Cash flow from operating activities was $66 million for the year ended December 31, 2008.
Operating Highlights and Recent Developments
•	Net New Orders: Net new orders for the years ended 2008 and 2007 were 729 units and 735 units, respectively. Active communities at December 31, 2008 totaled 30, similar to the previous quarter.

•	Home Closings: Brookfield Homes closed 750 homes and 616 lots for a total of 1,366 home and lot closings in 2008. This compares to 839 home and 1,328 lot closings in 2007.

•	Lots Owned and Controlled: At December 31, 2008, the company’s lots owned or controlled total 24,109. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total
Geographic diversification of lots	30%	14%	34%	21%	1%	100%

Lot supply
Owned Directly	1,010	1,163	6,604	2,265	210	11,252
Joint Ventures	98	254	1	1,416	63	1,832
Optioned	6,182	2,043	1,500	1,300	—	11,025

Total — December 31, 2008	7,290	3,460	8,105	4,981	273	24,109

Total — December 31, 2007	8,203	3,228	8,356	5,302	282	25,371

•	Rights Offering: During December 2008, Brookfield Homes announced that it filed a registration statement with the Securities and Exchange Commission with respect to a proposed rights offering to its common stockholders of up to 10,000,000 shares of 8% convertible preferred stock. Each whole right will entitle the holder to purchase one share of convertible preferred stock for $25.00. Each share of preferred stock will be convertible into common stock, at an initial conversion rate of 3.571428571 shares (equivalent to a conversion price of $7.00 per share). Under the proposed rights offering, stockholders will receive 0.3735701 subscription rights for each share of common stock owned on the record date, subject to adjustment as contemplated by the terms of the rights offering. The record, commencement and expiry dates for the offering will be determined at the time that the registration statement relating to the rights offering becomes effective.

Should the rights offering be fully subscribed, the company expects to receive gross proceeds of $250 million upon issuance of the shares of convertible preferred stock. The proceeds from the rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest stockholder, Brookfield Asset Management Inc.

Stockholders who fully exercise their rights will be entitled to subscribe for additional shares of convertible preferred stock, if available, that were not subscribed for by other rights holders. Brookfield Asset Management Inc. has indicated its intention to exercise in full its subscription rights, and any over-subscription rights to which it may be entitled, but it has not entered into a binding agreement to do so.

The foregoing does not constitute an offer to sell, or the solicitation of any offer to buy, any securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

•	Credit Facility: In January 2009, Brookfield Homes amended its unsecured revolving credit facility with a subsidiary of its major stockholder, Brookfield Asset Management Inc., providing for an increase in the aggregate principal amount not to exceed $350 million, extending the term to June 30, 2010 and amending the covenants on a temporary basis to June 30, 2009.
Outlook
2008 was another very challenging year for the North American homebuilding industry. Home foreclosures and lack of financing for homebuyers resulted in increased inventories and sharp declines in new home deliveries. Having said that, the company’s assets are largely located in geographic areas with a constrained supply of lots and which have demonstrated strong economic characteristics over the long term.
Looking forward to 2009, Brookfield Homes plans to achieve the following goals:
•	Further strengthen the balance sheet upon the completion of the previously announced $250 million rights offering to shareholders and as the company monetizes its inventory of 3,000 fully developed lots.

•	Entitling or advancing the entitlement of optioned lots which also provide visibility on future cash flow. The goal is to entitle 1,500 lots during 2009 and 2010.

•	Increasing the lots controlled in certain strategic market areas where the company has developed a strong reputation and relationships within the community.

•	The company does not expect to invest significantly in development of land until there is a meaningful reduction in current inventories.

•	With these factors in mind, the company is targeting approximately $120 million of operating cash flow in 2009. Brookfield Homes plans to utilize this capital to continue to reduce debt.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 24,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including the proposed completion of a rights offering for $250 million shares of convertible preferred stock, information concerning possible or assumed future results of operations of the company, the company’s 2009 goals, visibility on future cash flows, expected investment in land development, targeted 2009 operating cash flow and planned use of capital, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans including lots controlled, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31		December 31
(thousands, except per share amounts) (unaudited)	2008	2007	2008	2007

Revenue
Housing	$127,292	$165,355	$415,311	$541,432
Land	22,569	32,324	33,692	41,922

Total revenue	149,861	197,679	449,003	583,354
Direct cost of sales	(153,950)	(166,122)	(416,095)	(481,263)
Impairments of housing and land inventory and write-off of option deposits	(60,536)	(53,217)	(115,124)	(87,630)

	(64,625)	(21,660)	(82,216)	14,461
Selling, general and administrative expense	(21,882)	(19,782)	(69,498)	(69,819)
Equity in earnings from housing and land joint ventures	919	11,957	3,302	12,745
Impairments of investments in housing and joint ventures	(19,338)	(7,894)	(37,863)	(15,029)
Other expense	(16,707)	(5,891)	(17,823)	(5,717)

Operating loss	(121,633)	(43,270)	(204,098)	(63,359)
Minority interest	10,322	4,265	17,622	7,028

Loss before taxes	(111,311)	(39,005)	(186,476)	(56,331)
Income tax recovery	42,298	14,823	70,861	71,958

Net (loss) / income	$(69,013)	$(24,182)	$(115,615)	$15,627

Weighted average shares outstanding
Basic	26,761	26,638	26,688	26,627
Diluted	26,761	26,638	26,688	26,851

(Loss) / earnings per share
Basic	$(2.58)	$(0.91)	$(4.33)	$0.59
Diluted	$(2.58)	$(0.91)	$(4.33)	$0.58

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands) (unaudited)	2008	2007

Assets
Housing and land inventory	$946,875	$1,078,229
Investments in housing and land joint ventures	105,261	130,546
Consolidated land inventory not owned	3,328	26,748
Receivables and other assets	92,333	50,066
Cash and cash equivalents	—	9,132
Deferred income taxes	59,438	55,943

	$1,207,235	$1,350,664

Liabilities and Stockholders’ Equity
Project specific financings	$433,580	$644,572
Other revolving financings	314,977	90,000
Accounts payable and other liabilities	142,992	159,956
Minority interest	56,055	76,486
Stockholders’ equity	259,631	379,650

	$1,207,235	$1,350,664